SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)*


                             LYNX THERAPEUTICS, INC.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   551812 30 8
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                                 (CUSIP Number)

                                  June 1, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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| CUSIP NO. 551812 30 8 |         13G            | PAGE 2---- of ------5 PAGES |
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|        1        | Names of Reporting Persons/I.R.S. Identification Nos. of   |
|                 | Above Persons (Entities Only)                              |
|                 |                                                            |
|                 | Manteia SA                                                 |
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|        2        | Check the Appropriate Box if a Member of a Group    (a) [ ]|
|                 | (See Instructions)                                  (b) [ ]|
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|        3        | SEC Use Only                                               |
|                 |                                                            |
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|        4        | Citizenship or Place of Organization                       |
|                 |                                                            |
|                 | Switzerland                                                |
--------------------------------------------------------------------------------
|    Number of    | 5   | Sole Voting Power                                    |
|                 |     |                                                      |
|                 |     | 0                                                    |
|                 |-------------------------------------------------------------
|     Shares      | 6   | Shared Voting Power                                  |
|                 |     |                                                      |
|                 |     | 0                                                    |
|                 |-------------------------------------------------------------
|  Beneficially   | 7   | Sole Dispositive Power                               |
|                 |     |                                                      |
|                 |     | 0                                                    |
|                 |-------------------------------------------------------------
|    Owned by     | 8   | Shared Dispositive Power                             |
|                 |     |                                                      |
|      Each       |     | 0                                                    |
|                 |     |                                                      |
|   Reporting     |     |                                                      |
|                 |     |                                                      |
|  Person With    |     |                                                      |
--------------------------------------------------------------------------------
|        9        | Aggregate Amount Beneficially Owned by Each Reporting      |
|                 | Person                                                     |
|                 |                                                            |
|                 | 0                                                          |
--------------------------------------------------------------------------------
|       10        | Check if the Aggregate Amount in Row (9) Excludes Certain  |
|                 | Shares [ ] (See Instructions)                              |
|                 |                                                            |
--------------------------------------------------------------------------------
|       11        | Percent of Class Represented by Amount in Row (9)          |
|                 |                                                            |
|                 | 0.0%                                                       |
--------------------------------------------------------------------------------
|       12        | Type of Reporting Person (See Instructions)                |
|                 |                                                            |
|                 | CO                                                         |
--------------------------------------------------------------------------------

-------------------------                        -------------------------------
| CUSIP NO. 551812 30 8 |         13G            | PAGE 3---- of ------5 PAGES |
-------------------------                        -------------------------------

ITEM 1(a).     NAME OF ISSUER:

               Lynx Therapeutics, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               25861 Industrial Boulevard
               Hayward, CA  94545

ITEM 2(a).     NAME OF PERSON FILING:

               Manteia SA

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Manteia SA
               Zone Industrielle
               1267 Coinsins
               Switzerland

ITEM 2(c).     CITIZENSHIP:

               A stock company organized under the laws of Switzerland.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.01 per share

ITEM 2(e).     CUSIP NUMBER:

               551812 30 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.

ITEM 4.        OWNERSHIP.

               (a)  Amount beneficially owned: 0

               (b)  Percent of class: 0.0%

               (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct the vote: 0

                    (ii) Shared power to vote or to direct the vote:  0

                    (iii) Sole power to dispose or to direct the disposition of:
                          0

                    (iv) Shared power to dispose or to direct the disposition
                         of:  0


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| CUSIP NO. 551812 30 8 |         13G            | PAGE 4---- of ------5 PAGES |
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ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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| CUSIP NO. 551812 30 8 |         13G            | PAGE 5---- of ------5 PAGES |
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  12 July 2004


                                        MANTEIA SA


                                        /s/  Francois Naef
                                        ----------------------------------------
                                        By:  Francois Naef
                                        Title:  Director


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